Exhibit (a)(1)(A)

STARBUCKS CORPORATION

MAY 1, 2009

OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS FOR
NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at
5:00 p.m., Pacific, on May 29, 2009, unless extended.

Starbucks Corporation, a Washington corporation (“us,” “we,” “Starbucks” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”), is offering to our eligible partners the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price. At Starbucks and in this Offer to Exchange document, we refer to our employees as partners.

You are an “eligible partner” if you are:

•	A U.S. or international partner who holds eligible stock options;

•	Employed on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•	Eligible to participate in the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”); and

•	Not a member of our senior leadership team (our executive officers and other designated senior officers) or our Board of Directors.

Although we intend to include all international partners, we may exclude otherwise eligible partners located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. Partners who reside in the Netherlands must agree in writing to the terms of the tax ruling described in Schedule J in order to be eligible to participate in the Exchange Offer. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, partners in that jurisdiction.

If you are an eligible partner and your Company stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:

•	The exercise price of your stock options is greater than $19.00, which approximates the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer); and

•	Your stock options were granted prior to December 1, 2007.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Starbucks common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	The new stock options will be subject to a two-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested. Under this vesting schedule, 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as you remain employed during that period.

•	Unlike other stock options granted by Starbucks, which generally have ten-year terms, the new stock options will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2005 Plan and any applicable sub-plans adopted under the 2005 Plan.

Participation in the Exchange Offer is completely voluntary. Eligible partners will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires and the new stock options will be granted as of the business day following the expiration date of the Exchange Offer. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of Starbucks common stock are listed on the NASDAQ Global Select Market under the symbol “SBUX.” On April 1, 2009, the closing price of Starbucks common stock on the NASDAQ Global Select Market was $11.17 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible partners participating.

If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNY Mellon Shareowner Services (“BNYMellon”) of your election to exchange such stock options before the Exchange Offer expires. We have engaged BNYMellon to act as the depositary and information agent for the Exchange Offer. You may notify BNYMellon of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. Your online election must be submitted before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper election form included in the materials mailed to you with this Offer to Exchange document, and delivering it to BNYMellon according to the instructions contained in the materials so that BNYMellon receives it before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that BNYMellon receives your election form by the deadline.

Included in the materials mailed to you along with this Offer to Exchange document is your nine-digit Personal Identification Number (“PIN”). You will need your PIN to gain access to your personal information on the Stock Option Exchange Program Website and to make your online elections with respect to the Exchange Offer. If you lose, cannot remember or otherwise have difficulties with your PIN, please contact the BNY Mellon Shareowner Services Customer Service Center at the numbers below.

If you have difficulty accessing the Stock Option Exchange Program Website, have questions about the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below:

•	From within North America: 1-866-221-4118

•	From outside North America (other than Chile): 800-327-61460

•	From Chile: (201) 680-6875

•	TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible stock options and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for international partners. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page

Q1	Why is Starbucks making the Exchange Offer?	2
Q2	Who is eligible to participate in the Exchange Offer?	2
Q3	Which stock options are eligible for exchange in the Exchange Offer?	2
Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	3
Q5	What are the conditions of the Exchange Offer?	3
Q6	What will be the exercise price per share of the new stock options?	3
Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	3
Q8	When will the new stock options vest?	4
Q9	What if I elect to participate in the Exchange Offer and then leave Starbucks before the date the new stock options are granted?	4
Q10	What if I elect to participate in the Exchange Offer and then leave Starbucks after the new stock options are granted?	4
Q11	What does it mean to exchange on a “grant-by-grant” basis?	4
Q12	If I elect to participate and my surrendered stock options are accepted, how many new stock options will I receive in exchange?	5
Q13	Can I exchange a portion of an eligible stock option grant?	5
Q14	What if I have more than one eligible stock option grant?	5
Q15	Why isn’t the exchange ratio simply one-for-one?	5
Q16	When will my new stock options expire?	6
Q17	Must I participate in the Exchange Offer?	6
Q18	How should I decide whether to exchange my eligible stock options for new stock options?	6
Q19	Why can’t Starbucks just grant eligible partners additional stock options?	6
Q20	How do I find out how many eligible stock options I have and what their exercise prices are?	6
Q21	Can I exchange stock options that I have already fully exercised?	6
Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	6
Q23	What if I am on an authorized leave of absence?	7
Q24	Will I owe taxes if I participate in the Exchange Offer?	7
Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	7
Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	7
Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	7
Q28	How long do I have to decide whether to participate in the Exchange Offer?	7
Q29	How do I participate in the Exchange Offer?	8
Q30	When and how can I withdraw previously surrendered eligible stock options?	8
Q31	How will I know if my election form or my notice of withdrawal has been received?	9
Q32	What will happen if I do not submit my election form by the deadline?	9
Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	9

Q1	Why is Starbucks making the Exchange Offer?

We believe that an effective and competitive partner incentive program is imperative for the success of our business. We rely on our experienced and productive partners and their efforts to help us achieve our business objectives. At Starbucks, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages partners to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Our long-term incentive compensation program is broad-based, with approximately 96,000 partners in 15 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent regular annual grant in November 2008.

Due to the significant decline of our stock price during the last few years, many of our partners now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on April 1, 2009 was $11.17, whereas the weighted average exercise price of all outstanding options held by our partners was $17.41. As of April 1, 2009, approximately 52% of outstanding stock options held by our partners were “underwater” (meaning the exercise prices of the stock options were greater than our then-current stock price). Although we continue to believe that stock options are an important component of our partners’ total compensation, many of our partners view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many partners, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our partners.

See Section 2, Purpose of the Exchange Offer, for more information.

Q2	Who is eligible to participate in the Exchange Offer?

The exchange program will be open to all U.S. and international partners who hold eligible options, except as described below. Although we intend to include all partners located outside the United States, we may exclude partners if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. Partners who reside in the Netherlands must agree in writing to the terms of the tax ruling described in Schedule J in order to be eligible to participate in the Exchange Offer. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, partners in that jurisdiction. To be eligible, an individual must be eligible to participate in the 2005 Plan and must be employed on the date the Exchange Offer commences and must remain employed through the date that new stock options are granted. The Exchange Offer will not be open to our Board of Directors or our senior leadership team (our executive officers and other designated senior officers).

See Section 1, Eligible Stock Options; Eligible Partners; Expiration Date, for more information.

Q3	Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange in the Exchange Offer, a stock option must (a) have an exercise price greater than $19.00, which approximates the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer), and (b) have been granted prior to December 1, 2007.

See Section 1, Eligible Stock Options; Eligible Partners; Expiration Date, for more information.

Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Starbucks common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	The new stock options will be subject to a two-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested. Under this vesting schedule, 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as you remain employed during that period.

•	Unlike other stock options granted by Starbucks, which generally have ten-year terms, the new stock options will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2005 Plan and any applicable sub-plans adopted under the 2005 Plan.

See Section 1, Eligible Stock Options; Eligible Partners; Expiration Date, for more information.

Q5	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible partners participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6	What will be the exercise price per share of the new stock options?

All new stock options will be granted with an exercise price equal to the closing price of Starbucks common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the NASDAQ Global Select Market.

Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to cancel all properly surrendered eligible stock options on the same day that the Exchange Offer expires. We also expect that the grant date of the new stock options will be the next business day after the expiration of the Exchange Offer. The scheduled expiration date of the Exchange Offer is Friday, May 29, 2009, and we expect to accept and cancel all properly surrendered eligible stock options on that day. We expect that the new stock option grant date will be Monday, June 1, 2009. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be delivered to you as soon as reasonably practicable following the new stock option grant date.

See Section 3, Procedures for Surrendering Eligible Stock Options.

Q8	When will the new stock options vest?

Should you elect to participate in the Exchange Offer, your surrendered eligible stock options will be exchanged for new stock options that will be subject to a new two-year vesting schedule. All new stock options granted in the Exchange Offer will vest in two equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period. Below is an example that assumes the Exchange Offer expires on May 29, 2009 and the new stock option grant date is June 1, 2009:

		Original Vesting	First Vesting	Final Vesting
Original Grant	Current Vested	Date of Eligible	Date of New	Date of New
Date of Eligible	Percent (as of	Stock Options	Stock Options	Stock Options
Stock Options	May 1, 2009)	(100% Vested)	(50% Vested)	(100% Vested)

Nov. 16, 2004	100%	Oct. 1, 2008	June 1, 2010	June 1, 2011
Nov. 16, 2005	75%	Oct. 1, 2009	June 1, 2010	June 1, 2011
Nov. 20, 2006	50%	Nov. 20, 2010	June 1, 2010	June 1, 2011
Nov. 19, 2007	25%	Nov. 19, 2011	June 1, 2010	June 1, 2011

Q9	What if I elect to participate in the Exchange Offer and then leave Starbucks before the date the new stock options are granted?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the new stock option grant date, your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Starbucks or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Q10	What if I elect to participate in the Exchange Offer and then leave Starbucks after the new stock options are granted?

If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, your new stock options will be granted on the new stock option grant date. If your employment terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply.

Q11	What does it mean to exchange on a “grant-by-grant” basis?

Eligible stock options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of new stock options with a lower exercise price. Generally, when we grant stock options to partners, the stock option “grant” will have more than one underlying stock option. For example, a partner might receive a stock option grant with 100 underlying stock options. All 100 stock options would have been granted on the same date with the same exercise price. When we state that partners will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant. Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser amount of new stock options and with a lower exercise price.

Q12	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

The number of new stock options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in a fair value of the new stock options that is approximately equal to the fair value of the stock options that are surrendered. Starbucks used a standard valuation model to determine the actual exchange ratios. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an	The Exchange Ratio Is
Eligible Stock Option Grant Is	(Eligible Stock Options to New Stock Options)

$19.01 to $24.99	2.01-to-1
$25.00 to $29.99	3.19-to-1
$30.00 to $34.99	3.54-to-1
$35.00 and above	4.44-to-1

Q13	Can I exchange a portion of an eligible stock option grant?

No. Eligible partners will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, your election form will be rejected.

For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options. However, you cannot elect to exchange only a portion of the 100 underlying stock options.

Q14	What if I have more than one eligible stock option grant?

Eligible partners will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another. For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, or both stock option grants.

Q15	Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our partners and our shareholders, and as a result, we have designed it to be “value for value.” This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the new stock options being granted. Under our option pricing model described above, this requires that more stock options be surrendered than granted in the exchange.

Q16	When will my new stock options expire?

All new stock options will have a term of seven years, instead of the typical ten-year term of the currently outstanding stock options. For example, if your new stock options are granted on June 1, 2009, you will have until June 1, 2016 to exercise your new stock options (assuming you remain employed through that period).

Q17	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q18	How should I decide whether to exchange my eligible stock options for new stock options?

Starbucks is providing as much information as possible to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from Starbucks is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q19	Why can’t Starbucks just grant eligible partners additional stock options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted partners additional stock options to supplement their underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our shareholders. In addition, issuing new stock options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the new stock options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

Q20	How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. This information is also included in the paper election form included in the materials mailed to you along with this Offer to Exchange document.

Q21	Can I exchange stock options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding Starbucks stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of Starbucks stock that you own outright.

Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q23	What if I am on an authorized leave of absence?

Any eligible partners who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on the new stock option grant date as long as all other eligibility requirements are still met.

Q24	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options. The tax consequences for participating non-U.S. eligible partners may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in which eligible partners reside in the Schedules attached to this Offer to Exchange document. We encourage all eligible partners who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again. We can provide no assurance as to the price of our common stock at any time in the future.

Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

Yes. On the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.

Q28	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., Pacific, on May 29, 2009. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific, on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q29	How do I participate in the Exchange Offer?

If you are an eligible partner and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election to exchange such stock options before the Exchange Offer expires. You may notify BNYMellon of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. Your online election must be submitted before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper election form included in the materials mailed to you with this Offer to Exchange document, and delivering it to BNYMellon according to the instructions contained in the materials so that BNYMellon receives it before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that BNYMellon receives your election form by the deadline.

You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Your eligible stock options will not be considered surrendered until BNYMellon receives your properly submitted election form (either online at the Stock Option Exchange Program Website or via a paper election form). Your properly submitted election form must be received before 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by BNYMellon by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.

Q30	When and how can I withdraw previously surrendered eligible stock options?

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying BNYMellon of your election to withdraw such options before the Exchange Offer expires. You may notify BNYMellon of your withdrawal election in one of the following two ways:

•	By revising your election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. Your online withdrawal election must be submitted before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper notice of withdrawal included in the materials mailed to you with this Offer to Exchange document, and delivering it to BNYMellon according to the instructions contained in the materials so that BNYMellon receives it before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that BNYMellon receives your withdrawal election by the deadline.

Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.

If you miss the deadline for notifying BNYMellon of your withdrawal election but remain an eligible partner, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

See Section 4, Withdrawal Rights, for more information.

Q31	How will I know if my election form or my notice of withdrawal has been received?

You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks, at any time to see your current election(s). Additionally, if you notify BNYMellon of your election to participate in the Exchange Offer or your election to withdraw previously surrendered eligible stock options by submitting a paper election form or notice of withdrawal, BNYMellon will mail you confirmation of receipt of your paper election form or notice of withdrawal shortly after it is received. However, it is your responsibility to ensure that BNYMellon receives your election form or notice of withdrawal, as applicable, prior to the expiration of the Exchange Offer.

Q32	What will happen if I do not submit my election form by the deadline?

If BNYMellon does not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you have difficulty accessing the Stock Option Exchange Program Website, have questions regarding the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below:

•	From within North America: 1-866-221-4118

•	From outside North America (other than Chile): 800-327-61460

•	From Chile: (201) 680-6875

•	TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, the new stock options will have a new two-year vesting schedule, such that 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as you remain employed during that period. Generally, if your employment with us terminates, your new stock options will cease vesting, and any unvested portion of your new stock options will be cancelled as of your separation date. Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Starbucks or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Starbucks. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the offer to exchange commences). As a result, you will be issued a lesser amount of new stock options than the eligible stock options you surrender for exchange.

Because you will receive a lesser amount of new stock options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 200 eligible stock options with an exercise price of $25.00 per share, that you receive a grant of 63 new stock options and the exercise price of the new stock options is $10.00 per share, and two years after the new stock option grant date the price of our common stock had increased to $35.00 per share. Under this example, if you had kept your surrendered eligible stock options and sold all 200 of the underlying shares at $35.00 per share, you would have realized a pre-tax gain of $2,000 (i.e., 200 options multiplied by the $10 difference between the $35 market price and the $25 exercise price), but if you exchanged your eligible stock options and sold the 63 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $1,575 (i.e., 63 options multiplied by a $25 difference between the $35 market price and the $10 exercise price).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the Schedules attached to this Offer to Exchange document. The Schedules to this Offer to Exchange document discuss the tax consequences and other issues related to participation in the Exchange Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended September 28, 2008 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://investor.starbucks.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

MAY 1, 2009

Section 1.  Eligible Stock Options; Eligible Partners; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible partners to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer for new stock options with an exercise price equal to the closing price of our common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the NASDAQ Global Select Market.

“Eligible stock options” are those stock options (a) with an exercise price greater than $19.00, which approximates the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer), and (b) that were granted prior to December 1, 2007. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer. References to dollars (“$”) are to United States dollars.

You are an “eligible partner” if you are:

•	A U.S. or international partner who holds eligible stock options;

•	Employed on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•	Eligible to participate in the 2005 Plan; and

•	Not a member of our senior leadership team or our Board of Directors. For purposes of the Exchange Offer, the senior leadership team will include our executive officers and other senior officers designated by the Compensation and Management Development Committee (the “Compensation Committee”) of our Board of Directors.

Although we intend to include all international partners, we may exclude otherwise eligible partners located outside the United States if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. Partners who reside in the Netherlands must agree in writing to the terms of the tax ruling described in Schedule J in order to be eligible to participate in the Exchange Offer. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, partners in that jurisdiction.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible partner for any reason prior to the new stock option grant date, including a termination of your employment by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible partner, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on that date as long as you are otherwise eligible to participate in the 2005 Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Starbucks common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the NASDAQ Global Select Market. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	The new stock options will be subject to a two-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested. Under this vesting schedule, 50% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date and the remaining 50% of the new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as you remain employed during that period.

•	Unlike other stock options granted by Starbucks, which generally have ten-year terms, the new stock options will have a term of seven years from the new stock option grant date.

•	The new stock options will be subject to the terms and conditions of the 2005 Plan and any applicable sub-plans adopted under the 2005 Plan.

The number of new stock options that you receive will depend on the exercise price(s) of the eligible stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an	The Exchange Ratio Is
Eligible Stock Option Grant Is	(Eligible Stock Options to New Stock Options)

$19.01 to $24.99	2.01-to-1
$25.00 to $29.99	3.19-to-1
$30.00 to $34.99	3.54-to-1
$35.00 and above	4.44-to-1

You can review a list of your eligible stock options and the exercise prices of such options at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. This information is also included in the paper election form included in the materials mailed to you along with this Offer to Exchange document.

The terms and conditions of the 2005 Plan differ in some respects from the terms and conditions of the Amended and Restated Key Employee Stock Option Plan-1994 (“1994 Plan”) and the 1991 Company-Wide Stock Option Plan (“1991 Plan”). For example, the 2005 Plan has a “double-trigger” for accelerated vesting in a change of control, meaning that unvested stock options vest immediately only if (a) there is a change of control and (b) if the options are assumed or substituted with stock options of the surviving company, the partner is terminated or resigns for good reason within one year after the change of control. In contrast, the 1994 Plan and 1991 Plan have “single-triggers” for accelerated vesting, meaning that outstanding unvested stock options generally vest immediately upon a change of control without condition. If you are surrendering eligible stock options granted under the 1994 Plan or the 1991 Plan, you should carefully read “Summary of the 2005 Plan” under Section 8, Source and Amount of Consideration; Terms of New Stock Options, and compare it to the terms and conditions of your eligible stock options set forth in the option agreements and option plans (including sub-plans) under which they were granted.

The Exchange Offer is scheduled to expire at 5:00 p.m., Pacific, on May 29, 2009, unless extended, in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Starbucks or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.  Purpose of the Exchange Offer

We believe that an effective and competitive partner incentive program is imperative for the success of our business. We rely on our experienced and productive partners and their efforts to help us achieve our business objectives. At Starbucks, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages partners to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Our long-term incentive compensation program is broad-based, with approximately 96,000 partners in 15 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent regular annual grant in November 2008.

Due to the significant decline of our stock price during the last few years, many of our partners now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on April 1, 2009 was $11.17, whereas the weighted average exercise price of all outstanding options held by our partners was $17.41. As of April 1, 2009, approximately 52% of outstanding stock options held by our partners were underwater, meaning that the exercise prices of the stock options were greater than our then-current stock price. Although we continue to believe that stock options are an important component of our partners’ total compensation, many of our partners view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many partners, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our partners.

We believe that the Exchange Offer is important for the Company because it will permit us to:

•	Provide renewed incentives to our partners who participate in the Exchange Offer. We believe the Exchange Offer will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive partners, by improving the morale of our partners, and by aligning the interests of our partners more fully with the interests of our shareholders.

•	Meaningfully reduce the total number of outstanding stock options relative to our outstanding shares of common stock, or “overhang,” by replacing the eligible stock options with a lesser number of new stock options with a lower exercise price. Stock options with exercise prices significantly higher than our current stock price do not serve the interests of our shareholders, nor do they provide the benefits intended by our equity compensation program. The overhang represented by the new stock options granted pursuant to the Exchange Offer will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our partners as providing value. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios are set), we will be making efficient use of our resources.

Section 3.  Procedures for Surrendering Eligible Stock Options

If you are an eligible partner and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election before the Exchange Offer expires at 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected.

Proper Surrender of Eligible Stock Options.  If you are an eligible partner and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify BNYMellon of your election to exchange such stock options before the Exchange Offer expires. You may notify BNYMellon of your election in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. Your online election must be submitted before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper election form included in the materials mailed to you with this Offer to Exchange document, and delivering it to BNYMellon according to the instructions contained in the materials so that BNYMellon receives it before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that BNYMellon receives your election form by the deadline.

Submissions by any other means, including delivery directly to Starbucks or its subsidiaries, will NOT be accepted.

Included in the materials mailed to you along with this Offer to Exchange document is your nine-digit Personal Identification Number (PIN). You will need your PIN to gain access to your personal information on the Stock Option Exchange Program Website and to make your online elections with respect to the Exchange Offer. If you lose, cannot remember or otherwise have difficulties with your PIN, please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 9:00 p.m. Friday, Pacific) at the numbers below:

•	From within North America: 1-866-221-4118

•	From outside North America (other than Chile): 800-327-61460

•	From Chile: (201) 680-6875

•	TDD (U.S. only): 1-800-231-5469 or (201) 680-6610 (6:00 a.m. to 2:00 p.m. daily, Monday — Friday, Pacific)

With respect to paper election form submissions, except as described in the following two sentences, the election form must be signed by the eligible partner who surrenders the eligible stock options exactly as the eligible partner’s name appears on the stock option agreement relating to the eligible stock options. If the eligible partner’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks, at any time to see your current election(s). Additionally, if you notify BNYMellon of your election to participate in the Exchange Offer by submitting a paper election form, BNYMellon will mail you confirmation of receipt of your paper election form shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”). You will not receive confirmation in the mail for elections made online.

Your eligible stock options will not be considered surrendered until BNYMellon receives your properly submitted election form (either online at the Stock Option Exchange Program Website or via a paper election form). Your properly submitted election form must be received before 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by BNYMellon by the deadline.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Starbucks nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible partner surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible partner.

Our Acceptance Constitutes an Agreement.  Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Starbucks and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible stock options that have not been validly withdrawn, and we also expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer. You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you as soon as reasonably practicable following the new stock option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

Section 4.  Withdrawal Rights

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying BNYMellon of your election to withdraw such stock options before the Exchange Offer expires. You may notify BNYMellon of your withdrawal election in one of the following two ways:

•	By revising your election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks. Your online withdrawal election must be submitted before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper notice of withdrawal included in the materials mailed to you with this Offer to Exchange document, and delivering it to BNYMellon according to the instructions contained in the materials so that BNYMellon receives it before the expiration deadline of 5:00 p.m., Pacific, on May 29, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that BNYMellon receives your withdrawal election by the deadline.

Submissions by any other means, including delivery directly to Starbucks or its subsidiaries, will NOT be accepted.

Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

Your withdrawal election must specify the eligible stock option grants to be withdrawn. With respect to paper notices of withdrawal, except as described in the following two sentences, the notice of withdrawal must be signed by the eligible partner who surrendered the eligible stock options to be withdrawn exactly as such eligible partner’s name appears on the stock option agreement relating to the eligible stock options. If the eligible partner’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the withdrawal election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

You can check the Election Confirmation page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/starbucks, at any time to see your current election(s). Additionally, if you notify BNYMellon of your election to withdraw previously surrendered eligible stock options by submitting a paper notice of withdrawal, BNYMellon will mail you confirmation of receipt of your paper notice of withdrawal shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO. You will not receive a confirmation in the mail for withdrawal elections made online.

Your surrendered eligible stock options will not be considered withdrawn until BNYMellon receives your properly submitted withdrawal election (either online at the Stock Option Exchange Program Website or via a paper notice of withdrawal). If you miss the deadline for notifying BNYMellon of your withdrawal election but remain an eligible partner, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed and received by BNYMellon by the deadline.

Once you have withdrawn eligible stock options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock options as described in Section 3, Procedures for Surrendering Eligible Stock Options, prior to the deadline noted above.

Neither Starbucks nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible partner making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal.

Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.  Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 5:00 p.m., Pacific, on May 29, 2009. Once we have accepted your surrendered eligible stock options, such options will be cancelled and you will no longer have any rights under the surrendered eligible stock options. We expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer. You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute promptly following the expiration date of the Exchange Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the new stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Section 6.  Conditions of the Exchange Offer

We will not accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after May 1, 2009, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c) There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•	any change in either the Dow Jones Industrial Average, the NASDAQ Global Select Market or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on May 1, 2009;

(d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 1, 2009;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 1, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f) There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g) There shall have been enacted, enforced or deemed applicable to Starbucks any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible partner only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.  Price Range of Our Common Stock

The eligible stock options give eligible partners the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SBUX.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated.

	High	Low

Fiscal Year Ending September 27, 2009:
Second Quarter	$12.39	$8.27
First Quarter	$14.87	$7.17
Fiscal Year Ended September 28, 2008:
Fourth Quarter	$16.92	$13.58
Third Quarter	$18.60	$15.66
Second Quarter	$20.47	$16.80
First Quarter	$26.84	$20.03
Fiscal Year Ended September 30, 2007:
Fourth Quarter	$28.89	$25.87
Third Quarter	$31.84	$25.54
Second Quarter	$36.29	$29.32
First Quarter	$39.43	$33.62

As of April 1, 2009, the number of shareholders of record of our common stock was approximately 21,500, and the number of outstanding shares of our common stock was 734,868,373. On April 1, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $11.17 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Starbucks has never paid any dividends on its common stock and does not currently anticipate paying a cash dividend in the near future.

Section 8.  Source and Amount of Consideration; Terms of New Stock Options

Consideration.  For the eligible stock options that were granted under the 2005 Plan, the 1994 Plan or the 1991 Plan (all three together, the “Plans”), subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the 2005 Plan and any applicable sub-plans to the 2005 Plan. As of April 1, 2009, there were outstanding eligible stock options held by 52,976 eligible partners to purchase an aggregate of 23,215,362 shares of our common stock with a weighted average exercise price of $28.68 per share, all of which were issued under the Plans.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Starbucks. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange. The exchange ratios have been established by grouping together eligible stock options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratios used to determine the actual number of new stock options to be granted are based on the fair value of the eligible stock options (calculated using Monte Carlo and binomial models) within the relevant grouping. The calculation of fair value using the Monte Carlo and binomial models takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options they replace. See Section 1, Eligible Stock Options; Eligible Partners; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Terms of New Stock Option Grants.  If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with new stock option grants on the new stock option grant date, which we expect to be the next business day following the expiration of the Exchange Offer. The new stock options, which will be granted under the 2005 Plan, will have a new exercise price per share equal to the closing price per share of our common stock on the new stock option grant date as reported on the NASDAQ Global Select Market. In addition, each new stock option will have a new two-year vesting schedule and a new term of seven years from the date of grant. Finally, the new stock options will be treated as nonqualified stock options for U.S. tax purposes. The eligible stock options surrendered for exchange will be cancelled, and all shares of common stock that were subject to the surrendered eligible stock options will again become available for future awards under the 2005 Plan, including for the grants of new stock options in the Exchange Offer.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible partners. Assuming all eligible stock options that were outstanding as of April 1, 2009 are surrendered in the Exchange Offer, new stock options to purchase 8,045,537 shares would be granted in the exchange.

The terms and conditions of your eligible stock options are set forth in the option agreements and the option plans (including any sub-plans) under which they were granted.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible partners to receive any future grants of stock options, restricted stock units or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible partner’s employment with us or any of our subsidiaries, and an eligible partner’s employment may be terminated by us, by our subsidiaries or by the partner at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF STARBUCKS OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE OR THEREAFTER.

New stock options will be granted under the 2005 Plan. The following is a description of the principal features of the 2005 Plan that apply to stock options granted under the 2005 Plan. The description of the 2005 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2005 Plan. The 2005 Plan has been filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 20, 2009. Upon request, we will provide you, without charge, with a copy of the 2005 Plan. Please direct your requests to Stock Administration in the Partner Resources Department at 2401 Utah Avenue South (MS: S-HR3), Seattle, WA 98134, or email at stockadm@starbucks.com.

Summary of the 2005 Plan

The following is a summary of the material terms relating to option grants under the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan.

Administration.  The Compensation Committee administers the 2005 Plan, with certain actions subject to the review and approval of the full Board of Directors or a panel consisting of all of the independent directors. The Compensation Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the Compensation Committee has the authority to interpret the 2005 Plan and the awards granted under the plan and to establish rules and regulations for the administration of the plan. The Compensation Committee may delegate the administration of the plan to our officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants.  Any partner, officer, consultant or director providing services to Starbucks or to any affiliate of Starbucks, who is selected by the Compensation Committee, is eligible to receive awards under the 2005 Plan.

Shares Available for Awards.  The aggregate number of shares of common stock issuable under the 2005 Plan is 82,062,293. The maximum aggregate number of shares of common stock that may be granted as incentive stock options is 42 million. The aggregate number of shares of common stock that may be granted to any one participant in any one year under the 2005 Plan is 3.5 million. The Compensation Committee may adjust the aggregate number of shares reserved for issuance under the 2005 Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the plan. If any shares of common stock subject to any award or to which an award relates, granted under the 2005 Plan, 1994 Plan, 1991 Plan, or the Amended and Restated 1989 Stock Option Plan for Non-Employee Directors are forfeited or become unexercisable, or if any award terminates without the delivery of any shares, the shares of common stock previously set aside for such awards will be available for future awards under the 2005 Plan. The aggregate number of shares of common stock that may be issued under the 2005 Plan will be reduced by one share for each share delivered in settlement of a stock option.

Types of Awards and Terms and Conditions.  The 2005 Plan permits the grant of the following types of awards: (a) nonqualified stock options; (b) incentive stock options; (c) restricted stock; (d) restricted stock units; and (e) stock appreciation rights (“SARs”). Awards may be granted alone, in addition to, or in combination with any other award granted under the 2005 Plan.

Stock Options.  The holder of a stock option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The stock option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in shares of common stock having a fair market value on the exercise date equal to the exercise price.

Change of Control.  In the event of a change of control of the Company (as defined in the 2005 Plan), subject to limitations and restrictions as more fully described in the 2005 Plan:

•	Stock options and SARs may become fully vested and immediately exercisable;

•	Restriction periods and restrictions imposed on restricted stock or restricted stock units that are not performance-based may lapse; and

•	Restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by a partner will occur only if a partner’s employment is terminated within a year after a change of control, the acquiring company does not assume outstanding awards or substitute equivalent awards, or other conditions in the 2005 Plan are satisfied.

Termination of Employment.  Vested awards granted under the 2005 Plan will expire, terminate or otherwise be forfeited as follows (subject to different terms that may apply under applicable sub-plans to the 2005 Plan):

•	Three months (or 90 days) after termination of a participant, including voluntary termination by the participant, other than in the circumstances described below;

•	Upon termination of a partner for misconduct (as defined in the 2005 Plan);

•	12 months after the date on which a participant, other than a non-employee director, suffers total or permanent disability (as defined in the 2005 Plan);

•	12 months after the death of a participant; or

•	36 months after the date of the participant’s retirement (as defined in the 2005 Plan).

Duration, Termination and Amendment.  The 2005 Plan will terminate on the tenth anniversary of the date our shareholders approved the plan, unless terminated by the Board of Directors or the Compensation Committee earlier or extended by an amendment approved by the our shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the termination date may extend beyond that date through the award’s normal expiration date. The Board of Directors, and the Compensation Committee, may generally amend or terminate the 2005 Plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, rules of the NASDAQ Global Select Market, or rules of the SEC. The Board of Directors or the Compensation Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the plan or any award agreement.

Transferability of Awards.  Unless otherwise provided by the Compensation Committee, awards under the 2005 Plan may be transferred only by will or the laws of descent and distribution. The Compensation Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Prohibition on Repricing Awards.  Without the approval of our shareholders, no stock option or SAR may be amended to reduce its exercise price or grant price and no stock option or SAR may be cancelled and replaced with a stock option or SAR having a lower exercise price. However, based on the approval of our shareholders of the proposal to amend the existing equity plans to allow for a one-time exchange offer, the Compensation Committee can provide for, and we can implement, this one-time-only Exchange Offer.

Tax Withholding.  We are authorized to withhold from any award granted or payment due under the 2005 Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Compensation Committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of shares of Starbucks common stock or by directing us to retain stock otherwise deliverable in connection with the award.

Section 9.	Information Concerning Us; Financial Information

Information Concerning Us.  Starbucks Corporation was formed in 1985 and today is the world’s leading roaster and retailer of specialty coffee. Starbucks (together with its subsidiaries) purchases and roasts high-

quality whole bean coffees and sells them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, a selection of premium teas, and coffee-related accessories and equipment, primarily through Company-operated retail stores. Starbucks also sells coffee and tea products and licenses its trademark through other channels such as licensed retail stores, and through certain of its equity investees and licensees, it produces and sells a variety of ready-to-drink beverages. All channels outside the Company-operated retail stores are collectively known as specialty operations.

Financial Information.  We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2008, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended September 28, 2008 and September 30, 2007 and the selected consolidated balance sheet data as of September 28, 2008 and September 30, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2008. The selected consolidated statements of earnings data for the fiscal quarters ended December 28, 2008 and December 30, 2007 and the selected consolidated balance sheet data as of December 28, 2008 and December 30, 2007 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2008. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in millions, except per share data):

			Three Months	Three Months
	Fiscal Year Ended		Ended	Ended
	September 28,	September 27,	December 28,	December 30,
	2008	2007	2008	2007

Consolidated Statements of Earnings:
Total net revenues	$10,383.0	$9,411.5	$2,615.2	$2,767.6
Operating income	$503.9	$1,053.9	$117.7	$333.1
Earnings before income taxes	$459.5	$1,056.3	$98.3	$326.7
Net earnings	$315.5	$672.6	$64.3	$208.1
Net earnings per common share
Basic	$0.43	$0.90	$0.09	$0.28
Diluted	$0.43	$0.87	$0.09	$0.28
Weighted average shares outstanding
Basic	731.5	749.8	736.3	731.6
Diluted	741.7	770.1	739.1	744.9

			Three Months
	Fiscal Year Ended		Ended
	September 28,	September 27,	December 28,
	2008	2007	2008

Consolidated Balance Sheet
Total current assets	$1,748.0	$1,696.5	$1,693.9
Total assets	$5,672.6	$5,343.9	$5,530.4
Total current liabilities	$2,189.7	$2,155.6	$1,953.0
Total liabilities	$3,181.7	$3,059.8	$2,945.8
Total shareholder’s equity	$2,490.9	$2,284.1	$2,584.6

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Fiscal Year	Fiscal Year	Fiscal Quarter
	Ended	Ended	Ended
	September 28,	September 30,	December 28,
	2008	2007	2008

Ratio of earnings to fixed charges	2.3	4.9	2.3

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated December 28, 2008 was $3.50.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended September 28, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our Board of Directors and our executive officers, and their respective positions and offices as of April 1, 2009, are set forth in the following table (the address of each of the persons set forth below is 2401 Utah Avenue South, Seattle, Washington 98134):

Name	Age	Position and Offices Held

Howard Schultz	55	chairman, president and chief executive officer
Clifford Burrows	49	president, Starbucks Coffee U.S.
Martin Coles	53	president, Starbucks Coffee International
John Culver	48	executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee
Arthur Rubinfeld	55	president, Global Development
Troy Alstead	46	executive vice president, chief financial officer and chief administrative officer
Paula E. Boggs	49	executive vice president, general counsel and secretary
Michelle Gass	41	executive vice president, Marketing and Category
Peter D. Gibbons	48	executive vice president, Global Supply Chain Operations
Dorothy J. Kim	46	executive vice president, Global Strategy, Office of the ceo
Barbara Bass	58	director
William W. Bradley	65	director
Mellody Hobson	39	director
Kevin R. Johnson	48	director
Olden Lee	67	director
Sheryl Sandberg	39	director
James G. Shennan, Jr.	67	director
Javier G. Teruel	58	director
Myron E. Ullman, III	62	director
Craig E. Weatherup	63	director

As of April 1, 2009, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 19,306,466 shares of our common stock under our equity plans, which represented approximately 23.89% of the shares of common stock subject to all options outstanding under such plans as of that date. Our executive officers (as members of the senior leadership team) and members of our Board of Directors are not eligible to participate in the Exchange Offer. The following table shows the holdings of options to purchase our common stock as of April 1, 2009 by each director and each executive officer of Starbucks.

	Aggregate Number of	Percentage of Total
	Stock Options	Outstanding Stock
Name	Beneficially Owned	Options

Howard Schultz	12,029,539	14.89
Clifford Burrows	478,067	0.59
Martin Coles	1,133,431	1.40
John Culver	202,395	0.25
Arthur Rubinfeld	277,275	0.34
Troy Alstead	641,893	0.79
Paula E. Boggs	792,220	0.98
Michelle Gass	239,765	0.30
Peter D. Gibbons	159,857	0.20
Dorothy J. Kim	540,223	0.67
Barbara Bass	599,371	0.74
William W. Bradley	191,154	0.24
Mellody Hobson	210,867	0.26
Kevin R. Johnson	0	0.00
Olden Lee	272,225	0.34
Sheryl Sandberg	0	0.00
James G. Shennan, Jr.	424,491	0.53
Javier G. Teruel	210,867	0.26
Myron E. Ullman, III	272,225	0.34
Craig E. Weatherup	630,601	0.78

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 28, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except that Mr. Schultz has pledged 5,446,624 shares to secure a line of credit. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, other than the grant of 51,398 stock options (with an exercise price of $11.14) to John Culver on March 17, 2009 in connection with his promotion to executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee.

Section 11.	Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will again become available for future awards under the 2005 Plan, including for the grants of new stock options in the Exchange Offer. As a result of the Exchange Offer, the pool of shares available for the grant of future awards under the 2005 Plan will be increased by that number of shares equal to the difference between (a) the number of shares subject to surrendered eligible stock options issued under the Plans and (b) the number of shares subject to the new stock options issued in the exchange under the 2005 Plan.

Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock option grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option grant granted to partners in exchange for surrendered eligible stock options, measured as of the date the new stock options are granted, over the fair value of the surrendered eligible stock options in exchange for the new stock option grants, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer. In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.	Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 13.	Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences.  The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Starbucks and to eligible partners who are U.S. citizens or residents for U.S. federal income tax purposes. The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible partners should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

All new stock options granted pursuant to the Exchange Offer will be nonqualified stock options. Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible partner upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible partner who has been employed by us. We will require any such eligible partner to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating non-U.S. eligible partners may differ from the U.S. federal income tax consequences summarized above. The Schedules attached to this Offer to Exchange document contain brief discussions of the tax and other consequences and other issues applicable in the foreign countries in which the non-U.S. eligible partners reside.

WE ENCOURAGE ALL ELIGIBLE PARTNERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.  Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible partners by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m., Pacific, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible partners by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange

Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible partners in a manner reasonably designed to inform eligible partners of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

(a) We increase or decrease the amount of consideration offered for the eligible stock options; or

(b) We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

Section 15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.	Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a) Our Annual Report on Form 10-K for our fiscal year ended September 28, 2008, filed with the SEC on November 24, 2008;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2008, filed with the SEC on February 4, 2009;

(c) Our Current Report on Form 8-K filed with the SEC on March 20, 2009;

(d) Our definitive Proxy Statement for our 2009 annual meeting of shareholders, filed with the SEC on January 22, 2009; and

(e) The description of our common stock included in our Registration Statements on Form 8-A and Form 8-A/A, filed with the SEC on June 18, 1992 and March 26, 2001, respectively, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-20322. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://investor.starbucks.com. These filings may also be examined, and copies may be obtained, at the SEC public reference room at

100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stock Administration in the Partner Resources Department at 2401 Utah Avenue South (MS: S-HR3), Seattle, WA 98134, or email at stockadm@starbucks.com.

The information relating to Starbucks in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible partners residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended September 28, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Starbucks Corporation
May 1, 2009

SCHEDULES

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

AUSTRALIA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Australia. This discussion is based on the law in effect in Australia as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

Your acceptance of this Exchange Offer may give rise to taxation. If you choose to surrender eligible stock options in exchange for new stock options, this will be treated as a disposal of the eligible stock options in exchange for the right to receive the new stock options. Therefore, there may be tax implications for you in relation to both of the following: (1) the “cancellation” of the eligible stock options; and (2) the grant of the right to receive the new stock options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible stock options (an “Election”). The tax treatment of the disposal of the eligible stock options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below). If, however, the tax authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the eligible stock options may be different from described below.

If you did not make an Election, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible stock options on the cancellation date (i.e., the date on which the eligible stock options are surrendered in exchange for new stock options) at your marginal rate of tax. The “market value” of the eligible stock options is the greater of (i) the market value of the shares1 underlying the eligible stock options less the stock option exercise price and (ii) the value of the eligible stock options determined in accordance with a statutory formula.

The value of the eligible stock options under the statutory formula is based on the market value of the underlying shares, the stock option exercise price of the eligible stock options and the remaining exercise period. In accordance with the statutory formula, the market value of the eligible stock options will be nil, where the market value of the underlying shares on the cancellation date is less than 50% of the stock option exercise price of the eligible stock options.

If you made an Election, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the eligible stock option grants at the time of the cancellation and the market value of the eligible stock option grants at the time of the grant. If, at the time of the cancellation

1 For Australian tax purposes, the market value of the shares on a given day is determined as the weighted average of prices at which the shares were traded on the relevant stock market (in the Company’s case, this is the NASDAQ Global Select Market) during the one-week period up to and including that day.

of the eligible stock option grants, you have held the eligible stock option grants for at least one year prior to the cancellation date, you will be subject to tax on 50% of your capital gain. If you have not held the eligible stock option grants for at least one year, you will be subject to tax on the entire capital gain.

If the market value of the eligible stock option grants at the time of cancellation is less than the market value of the eligible stock option grants at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Taxation at Grant of New Stock Options

You will not be subject to income tax and Medicare Levy contributions when the new stock options are granted to you unless you make an Election to that effect. If you make an Election, you will be taxed on the market value of the new stock options at the time of grant. The “market value of the new stock options” is the greater of (i) the market value of the shares underlying the new stock options less the stock option exercise price and (ii) the value of the new stock options determined in accordance with a statutory formula.

If you make an Election, it will cover all stock options, restricted stock units, shares of stock and rights to shares of stock you acquire pursuant to an employee stock plan during the applicable income year. The Election must be made prior to the filing of your tax return for the relevant income year. If you do not include the market value of the new stock options as of the date of grant in your assessable income for the year that you received the new stock options and pay any applicable tax, you will generally not be permitted to claim in a later income year that you made the Election in the year when you received the new stock options. You should consult your personal tax advisor to determine whether you should make this Election.

Taxation at Assessment Event for New Stock Options

If you do not make an Election, you will be subject to income tax and Medicare Levy contributions in the income year in which the earliest of the following occurs (the “Assessment Event”):

(i) you exercise the new stock options;

(ii) you cease employment with the Company or one of its subsidiaries (except that to the extent some or all of the new stock options are not and do not become exercisable at this time, you will be treated as if you never acquired the new stock options and no amount will be included in your assessable income);

(iii) you dispose of the new stock options (other than by exercising them); and

(iv) the new stock options expire (subject to a 10-year limit).

The amount included in your assessable income in the income year of the Assessment Event will be:

(i) if you dispose of the new stock options or the acquired shares in an arm’s length transaction2 within 30 days after the relevant Assessment Event — the amount of any consideration received for the disposal less the stock option exercise price (if the new stock options have been exercised); or

(ii) in any other case — the market value of the new stock options or the acquired shares (as defined under Australian tax law) at the time of the relevant Assessment Event less the stock option exercise price (if the new stock options have been exercised).

In general, this means you will typically be subject to income tax and Medicare Levy contributions on the difference (or spread) between the market value of the shares (as defined under Australian tax law) at exercise and the option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

2 If you sell your shares on the NASDAQ Global Select Market, this will be considered an “arm’s length transaction.”

Taxation at Sale

When you subsequently sell any shares acquired under the 2005 Plan, you will be subject to capital gains tax unless you dispose of the shares in an arm’s length transaction within 30 days of the relevant Assessment Event and you did not make an Election (in which case your tax treatment will be limited to the income tax consequences described above). Provided you sell the shares in an arm’s length transaction, the assessable capital gain will be:

(i) where you have held the shares for less than one year — the difference between the sale price and your cost basis in the shares; or

(ii) where you have held the shares for at least one year — one-half the difference between the sale price and your cost basis in the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made an Election, your cost basis in the shares will be the market value of the new stock options (as defined under Australian tax law) at the time of grant plus the stock option exercise price. If you did not make an Election, your cost basis in the shares will be the market value of the new stock options (as defined under Australian tax law) at the time of the relevant Assessment Event plus the stock option exercise price.

If you sell the shares in an arm’s length transaction at a sale price that is less than the cost basis of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, the market value of the shares at the time of the transaction is used instead of the sale price for any of the calculations in this section.

WITHHOLDING AND REPORTING

The Company and your employer are not required to withhold or report income tax or Medicare Levy contributions when you exercise the new stock options. It is your responsibility to report and pay any taxes resulting from the Exchange Offer, the grant of the new stock options, any Assessment Event and the sale of shares.

SECURITIES LAW NOTICE

If you acquire shares pursuant to the exercise of the new stock options and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should consult your personal legal advisor regarding your disclosure obligations prior to making any such offer.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

CANADA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Canada. This discussion is based on the law in effect in Canada as of February 2009. Please note that, although most provinces use the same definitions of income and taxable income as are used on the federal level, Quebec imposes its own income tax through comprehensive tax legislation. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Hold (Cash) Method.  Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax and Canada Pension Plan (“CPP”) or Quebec Pension Plan (“QPP”) contributions (as applicable) (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method. You will be taxed on one-half of the difference (or spread) between the fair market value of the shares at exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised (i.e., you can permanently exclude one-half of the spread from the taxable amount on your annual tax return).

In addition, you may be able to defer taxation of the spread at exercise until the earliest of the time that you sell the shares purchased at exercise, die or become a non-resident of Canada. You can defer the tax on the spread at exercise (using the exercise and hold (cash) method) only on the first CAD100,000 worth of the new stock options that vest in any one year. For the purpose of calculating this limit, the value of the new stock options is the fair market value of the underlying shares at the time the new stock options were granted. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which you use the exercise and hold (cash) method to exercise the new stock options.

Exercise and Sell (Cashless) Method.  If you use the exercise and sell (cashless) method of exercise, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax and CPP or QPP contributions (as applicable) on one-half of the difference between the sale price and the stock option exercise price, multiplied by the number of shares sold. Any transaction fees payable on the sale of the shares will give rise to a capital loss and may not be deducted from the taxable amount. However, one-half of this capital loss

B-1

may be used to offset any taxable capital gains that you have realized in the current year or in the preceding three years, or will realize in any subsequent year.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell any shares acquired under the 2005 Plan, you will be subject to capital gains tax. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value of the shares at exercise), less any transaction fees. In addition, any amount on which taxation was deferred at the time you exercised using the exercise and hold (cash) method will become taxable at the time the shares are sold.

If you own other shares of the Company, which you have acquired upon exercise of other stock options or purchased outside of the 2005 Plan, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in an exercise and sale (cashless exercise) method of exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired using the exercise and hold (cash) method of exercise on the new stock options for which a taxation deferral election has been filed will also retain their own, unique cost basis. You are encouraged to consult your personal tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any transaction fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

WITHHOLDING AND REPORTING

The Company is required to withhold income tax and CPP or QPP contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method of exercise. Your employer is also required to report the income recognized at exercise, including the full amount of the spread and the value of any deferred stock option benefit, to the Canada Revenue Agency (“CRA”).

You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at the time of an exercise and hold (cash) method of exercise. You are also responsible for reporting and paying any tax resulting from the sale of your shares and the receipt of any dividends.

Please note that if you intend to defer any tax due at exercise (as described above in the Taxation at Exercise of New Stock Options section above), you must notify your employer immediately following the use of an exercise and hold (cash) method of exercise of your stock options so that your employer does not withhold tax on that amount. This is in addition to filing an election with your employer by January 15 of the year following the year in which you exercise your stock options (as described above). For every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA together with your annual tax return.

B-2

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

CHILE

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Chile. This discussion is based on the law in effect in Chile as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Chile apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock option grants for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  If you exercise the new stock options using the exercise and sell (cashless) method of exercise you likely will be subject to ordinary income tax. The taxable amount will be the difference between the sale price and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. No social insurance contributions likely will be due.

Exercise and Hold (Cash) Method.  You likely will not be subject to ordinary income tax or social insurance contributions when you exercise the new stock options using the exercise and hold (cash) method of exercise.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  If you exercise the new stock options using the exercise and hold (cash) method and then subsequently sell those shares, you will be subject to capital gains tax. The capital gains tax from the sale is deemed ordinary income of foreign source subject to normal income taxes (i.e., First Category Tax of 17% and Surtax, which is a personal progressive tax with tax rates ranging from 0% — 40%). Generally, any capital gain is equal to the difference between the sale price and the stock option exercise price, and multiplied by the number of shares sold. The amount of capital gain subject to tax may be affected depending on whether the remittance of the cost of the new stock options was made through the Chilean Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) and whether such investment was registered with the Chilean Internal Revenue Service (the “CIRS”).

Cost of Exercise Less Than or Equal to US$10,000.  You are not required to use the Formal Exchange Market when you exercise the new stock options using the exercise and hold (cash) method if the amounts remitted are less than US$10,000; however, there is a slight risk that you may be subject to tax on the entire sale proceeds (with no reduction for the option exercise price paid), as explained further under the Exchange Control Notice section below.

Cost of Exercise Equal to or Greater Than US$10,000.  If you use the Formal Exchange Market to purchase currency and remit funds to exercise the new stock options using the exercise and hold (cash) method and subsequently sell those shares, you will be taxed on the difference between the sale price and the stock option exercise price (provided you have registered the investment with the CIRS), multiplied by the number of shares sold.

Chilean tax laws do not expressly regulate the taxation of stock options. Therefore, it is not certain how stock options will be taxed in Chile. Given that the tax treatment of stock options is uncertain, you are encouraged to confirm your tax liability with your personal tax advisor.

WITHHOLDING AND REPORTING

The Company and your employer are not required to withhold or report income tax or social insurance contributions when you exercise the new stock options or sell the shares. It is your responsibility to report and pay any taxes resulting from the sale of shares in your annual income tax return.

The CIRS requires all taxpayers to provide information annually regarding (i) the results of investments held abroad, including in shares, and (ii) the taxes paid abroad which the taxpayers will use as credit against Chilean income tax. This information must be submitted through the electronic presentation of a sworn statement Formulario 1851 to Inform the Results of the Investments Held Abroad and Formulario 1853 to Inform the Taxes Paid Abroad before March 15 of each year. The sworn statement or Formulario may be found at the CIRS website at www.sii.cl.

SECURITIES LAW NOTICE

Neither the Company nor the shares of common stock that you may receive upon the exercise of the new stock options are registered with the Registry of Securities or are under the control of the Chilean Superintendence of Securities.

EXCHANGE CONTROL NOTICE

It is your responsibility to make sure that you comply with exchange control requirements in Chile when sending funds in excess of US$10,000 out of or into Chile in connection with the exercise of the new stock options and sale of shares. It is also your responsibility to register any investments with the CIRS.

Exercise and Sell (Cashless) Method of Exercise

Cost of Exercise Less Than or Equal to US$10,000.  If you exercise the new stock options using the exercise and sell (cashless) method you will not need to use the Formal Exchange Market and your investment in shares of the Company will not be registered with the CIRS. The Company may (but is not obligated to) provide you with evidence of the cost of the new stock options under the 2005 Plan. Such evidence must be issued outside of Chile, duly notarized and consularized and subsequently properly legalized in Chile. It is recommended that you have a copy of your stock option agreement notarized by a notary public in Chile in the event that the Chilean tax authorities request evidence regarding the stock option exercise price. You should also retain reports with respect to the grant and exercise of the new stock options and the sale of shares received from the Company or its third-party plan administrator in order to evidence the number of shares purchased and sold and the purchase and sale price of the shares, as applicable.

Cost of Exercise Equal to or Greater Than US$10,000.  If you exercise the new stock options using an exercise and sell (cashless) exercise method and the total cost of the exercise exceeds US$10,000, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the exercise date.

Exercise and Hold (Cash) Method of Exercise

Remitting funds less than or equal to US$10,000.  If you exercise the new stock options using the exercise and hold (cash) method and you remit funds equal to or less than US$10,000, you are not required to submit any type of report or filing with the Central Bank of Chile in connection with the exercise of the new stock options. Nevertheless, it is recommended that you use the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office), so that you may register the investment with the CIRS. If you use the Formal Exchange Market, you will be required to provide to the bank or registered foreign exchange office the information contained in the respective affidavit of the Manual of Chapter XII of the Foreign Exchange Regulations (the “Affidavit”), which can be obtained from the individual bank or downloaded from the Central Bank’s website at www.bcentral.cl.

To register your investment with the CIRS, you must file a sworn statement in the prescribed form with the CIRS before the end of the calendar month following the date on which the investment was made, enclosing a copy of the Affidavit used to report the transaction to the Central Bank or a letter issued by the commercial bank or exchange office evidencing that the remittance was made in the event that it was equal to or less than US$10,000.

If the Formal Exchange Market is not used, it is recommended that you keep a copy of the stock option grant agreement in the event that the Chilean tax authorities request evidence regarding the stock option exercise price. You should also retain reports with respect to the grant and exercise of the new stock options and the sale of shares received from the Company or its third-party plan administrator in order to evidence the number of shares purchased and sold and the purchase and sale price of the shares, as applicable.

Remitting Funds in Excess of US$10,000.  If you exercise the new stock options using the exercise and hold (cash) method of exercise and you remit funds greater than US$10,000, the remittance must be made through the Formal Exchange Market. In such case, you must provide to the bank or registered foreign exchange office used in the remittance the information contained in the Affidavit, which can be obtained from the individual bank or downloaded from the Central Bank’s website at www.bcentral.cl. The commercial bank or registered foreign exchange office will notify the Central Bank of the transaction and submit the Affidavit within one banking day of the remittance.

Repatriation of Sales Proceeds

You are not required to send funds obtained from the sale of the Company’s shares back to Chile. However, if you decide to send back such funds, you must do so through the Formal Exchange Market if the funds exceed US$10,000. In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds. The commercial bank or registered foreign exchange office will submit a new Affidavit to the Central Bank within a day of receipt of the foreign currency.

Reporting Overseas Investments

If your combined investments held outside of Chile exceed US$5,000,000 (including the investments made under the 2005 Plan), you must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

SCHEDULE D

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

CHINA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in China. This discussion is based on the law in effect in China as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise and Sell (Cashless) of New Stock Options

Due to legal restrictions in China, you will be required to exercise the new stock options using the exercise and sell (cashless) method.

This means that you will be required to sell immediately all of the shares acquired upon exercise of the new stock options. You will receive cash equal to the difference (or spread) between the sale price of the shares and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised, less any applicable taxes and fees. You will not be entitled to hold any shares as a result of an exercise.

You will be subject to income tax on the difference (or spread) between the sale price of the shares and the stock option exercise price, multiplied by the number of stock options exercised. You likely will not be subject to social insurance contributions on this amount.

WITHHOLDING AND REPORTING

The Company is required to withhold taxes at the time of exercise using the exercise and sell (cashless) method. Your employer is also required to report the income tax withheld to the People’s Republic of China (PRC) tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld at the time of the exercise and sell to the PRC tax authority at the time of your annual filing.

EXCHANGE CONTROL NOTICE

You must comply with all applicable exchange control laws in China. Exchange control regulations may limit your ability to access or convert funds (e.g., from USD to RMB) when you exercise the new stock options and receive proceeds from the sale of the shares. You will be required to repatriate all your proceeds from the exercise and sale into an approved foreign exchange account designated by the Company in China.

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SCHEDULE E

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

COSTA RICA

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Costa Rica. This discussion is based on the law in effect in Costa Rica as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Costa Rica apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  You will be subject to income tax and social insurance contributions when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Hold (Cash) Method.  You will be subject to income tax and social insurance contributions when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at the time of exercise, you likely will not be subject to capital gains tax.

WITHHOLDING AND REPORTING

The Company or your employer is required to withhold income tax and social insurance contributions when you exercise the new stock options.

You are responsible for paying any difference between the actual tax liability and the amount withheld.

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SCHEDULE F

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

GERMANY

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Germany. This discussion is based on the law in effect in Germany as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Hold (Cash) Method.  You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Effective 1 April 2009, a deduction of €360 per calendar year may be available pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the exercise and hold (cash) method of exercise of the shares at a discount.

Additionally, if the new stock options are earned over a period of more than one year, the spread may be subject to the “one-fifth rule” (the “Fünftelungsregelung”). The one-fifth rule generally is applicable if you receive income in a certain calendar year, but the income has not been earned in that calendar year only. If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. The application of the one-fifth rule may result in a favorable tax treatment for some employees. However, the one-fifth rule has no benefit if you are subject to tax at the maximum marginal income tax rate on your base salary (before taking in account your income from the new stock options). You

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may claim the benefit of the one-fifth rule, even if your employer does not withhold at this rate. As this rule is complex, you should consult with your personal tax advisor to determine if you are eligible.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at the time of exercise, any gains realized will be qualified as investment income subject to a flat tax at a rate of 25% (plus 5.5% solidarity surcharge) provided (i) you have not, at any time during the last five years, held 1% or more of the stated capital of the Company and (ii) the shares are not held as business assets. The tax base for all categories of investment income, including capital gains realized from the sale of shares, is determined by taking into account a lump-sum deduction for income-related expenses if you are taxed individually, regardless of whether (a) you incurred any expenses, or (b) the expenses exceed a certain threshold.

WITHHOLDING AND REPORTING

The difference (or spread) recognized at the time of exercise will be compensation income to you, and the Company or your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) from your exercise proceeds. Should there be a difference between your actual tax liability and the amount withheld; the tax office may assess additional taxes after review of your annual tax return. It is your responsibility to report and pay any capital gains tax due as a result of the subsequent sale of shares.

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SCHEDULE G

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

HONG KONG

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Hold (Cash) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

You will not be subject to Mandatory Provident Fund (social insurance) contributions when you exercise the new stock options.

Exercise and Sell (Cashless) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

You will not be subject to Mandatory Provident Fund (social insurance) contributions when you exercise the new stock options.

Please note that if you leave Hong Kong permanently and subsequently exercise the new stock options, the spread will still be considered Hong Kong-source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In this case, you will be the taxed on a “notional” spread based on the assumption that the new stock options were exercised on a day within seven days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain on exercise is greater than on the date of departure, there will be no additional tax. If the value of the shares decreases so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

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Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell any shares acquired at the time of exercise, you will not be subject to capital gains tax.

WITHHOLDING AND REPORTING

The Company or your employer is not required to withhold income tax when you exercise the new stock options using either the exercise and hold (cash) or the exercise and sell (cashless) method.

Your employer is required to report the income from your stock option exercises to the Inland Revenue Department on your Form IR56B. When you exercise the new stock options, you are also responsible for reporting the income and paying any tax resulting from the exercise of the new stock options.

If you leave Hong Kong permanently and subsequently exercise the new stock options and do not settle your tax liability prior to departure as described above, you and your employer are still required to report the income resulting from the exercise of the new stock options and you are still responsible for paying any applicable tax.

SECURITIES WARNING

This Offer to Exchange document, the Exchange Offer, the new stock options and any shares issued at exercise of the new stock options do not constitute a public offering of securities under Hong Kong law and are available only to eligible partners. The Exchange Offer and the 2005 Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Exchange Offer, the new stock options and any documentation related thereto are intended solely for the personal use of each eligible partner and may not be distributed to any other person. If you are in doubt about any of the contents of the Exchange Offer or the 2005 Plan, you should obtain independent professional advice.

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SCHEDULE H

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

IRELAND

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Ireland. This discussion is based on the law in effect in Ireland as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Ireland apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Hold (Cash) Method.  You will be subject to ordinary income tax when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

You will not be subject to social insurance contributions when you exercise the new stock options.

Exercise and Sell (Cashless) Method.  You will be subject to ordinary income tax when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

The tax payment is due within 30 days of exercising the new stock options using either exercise method without an assessment being made by the tax inspector. The payment must be accompanied by a return of the transaction on a Form RTSO1. Tax currently is payable at the rate of 41% (2009), but if you are subject to income tax at the lower standard rate of 20% (2009), you may apply to pay the tax at the standard rate. However, if you do not receive permission within 30 days of the exercise, you must pay the tax at the higher rate and seek a refund on any overpayment at the end of the tax year.

Stock options granted under the 2005 Plan, including the new stock options, are not eligible for the favourable tax treatment in Ireland that is applicable under schemes approved by the Irish Revenue Commissioners.

You should report the exercise of the new stock options on an annual tax return by October 31 following the end of the tax year in which you exercise the new stock options, regardless of the method of exercise.

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Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at the time of exercise, you will be subject to capital gains tax. The taxable amount will be the difference (or spread) between the sale price at the time of the sale and the fair market value of the shares at the time of exercise, multiplied by the number of shares sold, less any fees (e.g., transaction fees). The first €1,270 of gain in any tax year is exempt from capital gains tax.

If you sell the shares between 1 January and 30 November, the capital gains tax must be paid by 15 December of the same tax year. If you sell the shares between 1 December and 31 December, the capital gains tax must be paid by the following 31 January.

You should report the sale of shares on your personal annual tax return by 31 October following the end of the tax year in which the shares are sold.

WITHHOLDING AND REPORTING

The Company or your employer is not required to withhold income tax when you exercise the new stock options using either the exercise and hold (cash) method or the exercise and sell (cashless) method.

Your employer is required to report the details of the Exchange Offer and the grant and exercise of the new stock options to the Revenue Commissioners by 31 March following the end of the tax year in which such event occurred.

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SCHEDULE I

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

JAPAN

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Japan. This discussion is based on the law in effect in Japan as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The spread will be characterized as “remuneration income” and taxed at your progressive income tax rate.

You likely will not be subject to social insurance contributions when you exercise the new stock options.

Exercise and Hold (Cash) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The spread will be characterized as “remuneration income” and taxed at your progressive income tax rate.

You likely will not be subject to social insurance contributions when you exercise the new stock options.

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Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at the time of exercise, you may be subject to capital gains tax. You will generate a capital gain if the sale price is higher than the fair market value of the shares on the date of exercise. Generally, capital gain on the sale of shares will be taxed at a flat tax rate of 20%.

WITHHOLDING AND REPORTING

Your employer is likely not required to report your taxable income when you exercise the new stock options. It is your responsibility to report and pay any taxes resulting from the exercise of the new stock options and the sale of your shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

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SCHEDULE J

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

NETHERLANDS

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in the Netherlands. This discussion is based on the law in effect in the Netherlands as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

The Company has obtained a tax ruling confirming that you will not be subject to tax as a result of the exchange of eligible stock options for the new stock options (the “Dutch Tax Ruling”).

You are not eligible to participate in the Exchange Offer unless you provide written confirmation to the Company that you agree to the terms of the Dutch Tax Ruling.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Hold (Cash) Method.  You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

If you hold the shares acquired at the time of exercise, you will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including Starbucks shares). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.

Exercise and Sell (Cashless) Method.  You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell any shares acquired at the time of exercise, you will not be subject to capital gains tax.

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WITHHOLDING AND REPORTING

The Company or your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options. You are responsible for reporting and paying any investment tax resulting from the acquisition of shares.

SECURITIES LAW NOTICE

You should be aware of the Dutch insider trading rules, which may affect the sale of shares acquired upon exercise of the new stock options. In particular, you may be prohibited from effectuating certain share transactions if you have insider information about the Company. If you are uncertain whether the insider trading rules apply to you, you should contact Starbucks Corporate Counsel at (206) 318-5540.

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SCHEDULE K

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

PUERTO RICO

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Puerto Rico. This discussion is based on the law in effect in Puerto Rico as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Puerto Rico apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  If you exercise the new stock options using the exercise and sell (cashless) method, you will be subject to ordinary income tax on the gain. The gain is calculated on the difference (or spread) between the sale price of the shares and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised plus any income recognized at the time of exercise.

Exercise and Hold (Cash) Method.  When you exercise the new stock options using the exercise and hold (cash) method, you will be subject to ordinary income tax on the difference (or spread) between the fair market value (closing price of Starbucks common stock on the date of exercise) of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

You will also be subject to social security contributions (i.e., FICA and local unemployment and disability taxes) on the difference (or spread) at the time of the exercise to the extent that you have not already reached your applicable contribution ceiling.

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Taxation at Sale

Exercise and Hold (Cash) Method and Subsequent Sale.  If you exercise the new stock options using the exercise and hold (cash) method, you will be subject to tax on the gain when you subsequently sell the shares. If you hold the shares for at least six months, the gain will be taxed at the maximum capital gains rate, which is currently 10%. If you hold the shares less than six months, you will be subject to ordinary income tax on the gain. The gain on the shares sold is calculated on the difference (or spread) between the fair market value of the shares at the time of exercise and the amount previously subject to tax at the time of the exercise and hold, multiplied by the number of shares sold.

WITHHOLDING AND REPORTING

The Company will withhold income tax and social security contributions (to the extent you have not exceeded the applicable contribution ceiling) on the spread when you exercise the new stock options, regardless of the method of exercise used (e.g., exercise and hold (cash), exercise and sell (cashless), or sell to cover). It is your responsibility to report the income in your personal annual tax return at the end of the tax year and to pay any difference between your actual tax liability and the amount withheld at the time of exercise. It is also your responsibility to report and pay any capital gains taxes due at the time of sale.

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SCHEDULE L

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

SINGAPORE

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Singapore. This discussion is based on the law in effect in Singapore as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You may be subject to tax as a result of the exchange of eligible stock options for the new stock options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible stock option grants and simply to tax the new stock options at exercise.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price, multiplied by the number of stock options exercised. You will not be subject to Central Provident Fund (“CPF”) contributions at the time of your exercise and sell.

Exercise and Hold (Cash) Method.  You will be subject to income tax when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price, multiplied by the number of stock options exercised. You will not be subject to CPF contributions at the time of your exercise and hold.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income (as described below). Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the new stock options may qualify for favorable tax treatment under such a scheme.

You will be subject to tax at the time of exercise if you were employed in Singapore when the new stock options were granted to you, irrespective of where you are located when you exercise the new stock options.

Taxation at Sale

Exercise and Hold and Subsequent Sale.  When you exercise the new stock options using the exercise and hold (cash) method of exercise and subsequently sell the shares, you will not be subject to capital gains tax unless you are engaged in the business of buying and selling securities.

Deemed Exercise When Departing Singapore Permanently.  If you are a non-Singapore citizen, a non-permanent resident or a permanent resident leaving Singapore on a permanent basis, you will be subject to tax on any unexercised stock options if you cease employment with your current employer (i.e., the Company’s Singapore affiliate). You will be deemed to have exercised the new stock options on the later of (a) one month before the date you cease employment and (b) the date of the grant of the new stock options.

The taxable amount will be the difference (or spread) between the fair market value of the underlying shares on the deemed date of exercise and the stock option exercise price, multiplied by the number of outstanding stock options.

However, if you later exercise the new stock options and the actual spread is lower than what was earlier deemed exercised, you may apply to the IRAS for a refund of the excess tax paid within six years of assessment after the deemed exercise year.

Your tax treatment may be different if one of the following schemes applies to your situation. You will need to confirm that the scheme applies at the time of exercise.

Employee Remuneration Incentive Scheme (All Corporations) (“ERIS (All Corporations) Scheme”).  Under this scheme, an income tax exemption will be granted for a total spread of up to SGD1 million arising from the exercise of the new stock options over a ten-year period, which begins in the year you first enjoy the tax exemption. Out of the SGD1 million, the first SGD2,000 of the gain each year will be given a 100% tax exemption. An additional 25% of the remaining annual gains each year will also be exempted from tax.

This scheme is only available if stock options are granted to at least 25% of the employees employed by the Company’s entity in Singapore. Additionally, there are vesting period requirements in that the new stock options must vest only on or after the first anniversary date of the new stock option grant date.

Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”).  Under this scheme, a qualifying employee may apply to the IRAS for deferral of the tax payable on the spread at the time of exercise that was not exempt from tax at exercise under the ERIS (All Corporations) Scheme (if applicable) for up to a maximum of five years, subject to the payment of an interest charge. The deferral period starts on January 1 of the year of assessment (i.e., the year after exercise).

To qualify for tax deferral under the QEEBR Scheme, the following conditions must be satisfied:

(a) the new stock options must vest only on or after the first anniversary date of the stock option grant date;

(b) you must be employed in Singapore when the new stock options are exercised;

(c) the new stock options must have been granted by the company for which you are working (or an associated company) when the new stock options are exercised; and

(d) the tax payable on the gain from the new stock options is not borne by your employer.

You will not qualify for the QEEBR Scheme under the following circumstances:

(a) you are an undischarged bankrupt;

(b) you are, in the view of the IRAS, a delinquent taxpayer;

(c) the tax payable on the gain from the new stock options is less than SGD200; or

(d) you are granted area representative status or are generally not allowed under existing guidelines to settle your tax by installments.

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time you file your income tax return for the year of assessment. You must submit to the IRAS the relevant application form, your employer’s certification on the application form that the 2005 Plan is properly qualified and your tax return.

The interest charge on the deferred tax will commence one month after the date of assessment and will be computed annually based on the average prime rate on April 15 of the “big three” banks in Singapore (DBS Bank, OCBC Bank and the United Overseas Bank), using the simple interest method. The tax deferred and the corresponding amount of interest will be due upon the expiration of the deferral period. You may pay the deferred tax (together with the prorated amount of interest) early with a lump sum payment.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately in the following circumstances:

(a) if you are a foreign employee (including a Singapore permanent resident), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b) if you become bankrupt; or

(c) if you die, in which case the deferred tax and the appropriate interest charge would be recovered from your estate.

WITHHOLDING AND REPORTING

If you are a Singapore citizen, your employer is not required to withhold income tax when you exercise the new stock options. You are responsible for reporting and paying any taxes resulting from the exercise of the new stock options to the IRAS.

Your employer will prepare and give you a return of remuneration (Form IR8A) and a return reporting any gains or profits derived from the exercise and hold of the new stock options (Appendix 8B to Form IR8A) to file with your annual income tax return to the IRAS. The tax is payable by you once the IRAS reviews your annual income tax return and assesses the tax payable.

If you are not a Singapore citizen or you are a Singapore Permanent Resident who intends to leave Singapore permanently, different rules will apply to you and you are advised to consult with your tax advisor.

SECURITIES LAW NOTICE

This Offer to Exchange document has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offer to Exchange document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of eligible stock option grants may not be circulated or distributed, nor may the eligible stock option grants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

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A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

SWITZERLAND

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Switzerland. This discussion is based on the law in effect in Switzerland as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Switzerland apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Hold (Cash) Method.  You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

If you move from your canton of residence before you exercise the new stock options, you may be subject to an exit tax depending on the applicable cantonal tax legislation. Please consult your personal tax advisor regarding any exit tax that may apply if you are moving from your canton of residence.

Any shares issued to you upon exercise of the new stock options will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at the time of exercise, you will not be subject to capital gains tax, provided the shares are held as private assets

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(meaning that you are not considered a professional securities dealer for Swiss tax purposes and the shares were not purchased and/or held as a business asset).

WITHHOLDING AND REPORTING

If you are subject to ordinary tax assessment (e.g., if you are a tax resident of Switzerland or you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax on the taxable event (i.e., likely exercise) but is required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). Your employer will report the grant and exercise of the new stock options on the annual certificate of salary (Lohnausweis) issued to you as of the end of the calendar year during which the new stock options are granted or exercised. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the new stock options. In addition, you must declare the new stock options and the shares acquired at exercise in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.

If you are subject to income taxation at source (e.g., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the taxable event (i.e., exercise). Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

SECURITIES LAW NOTICE

The Exchange Offer is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

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A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

THAILAND

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in Thailand. This discussion is based on the law in effect in Thailand as of February 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Thailand apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method.  When you exercise the new stock options using the exercise and sell (cashless) method, you will be subject to Thai personal income tax on the capital gain (the difference (or spread) between the sale price and the stock option exercise price (also known as the grant price), multiplied by the number of shares sold). The difference (or spread) will be treated as a taxable fringe benefit and taxed at your progressive income tax rate. No social insurance contributions will be due.

Exercise and Hold (Cash) Method.  When you exercise the new stock options using the exercise and hold (cash) method of exercise, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The difference (or spread) will be treated as a taxable fringe benefit and taxed at your progressive income tax rate. No social insurance contributions will be due.

For Thai tax purposes, the fair market value of the shares on the date of exercise is defined as the average trading closing price of a share of Starbucks common stock (as quoted on the NASDAQ Global Select Market) during the month preceding the date of exercise (e.g., if you exercise the new stock options on 20 November, the fair market value of Starbucks common stock would be the average closing price from 1 October through 31 October).

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  If you exercise the new stock options using the exercise and hold (cash) method and subsequently sell the shares you acquired at exercise, you will be subject

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to Thai personal income tax on the capital gain unless you are not a Thai tax resident in the year of the subsequent sale or you do not bring the proceeds from the sale back into Thailand in that same year.

You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year.

The taxable amount of the capital gain will be the difference (or spread) between the fair market value of the shares on the date of exercise (as defined above) and the sale price, multiplied by the number of shares sold.

Due to exchange control regulations (as described below), if you use the exercise and hold (cash) method of exercise and subsequently sell the shares acquired at exercise, you will be required to send back to Thailand any proceeds related to that sale in the year that you sell the shares; therefore, you will be subject to tax on the gain.

WITHHOLDING AND REPORTING

The Company is not required to withhold tax at the time you exercise the new stock options and your employer is not required to report the income tax due when you exercise the new stock options. It is your responsibility to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

EXCHANGE CONTROL NOTICE

Exercise and Hold (Cash) Method.  If you exercise the new stock options using an exercise and hold (cash) method (whereby you remit funds out of Thailand to purchase the shares), you must remit the funds through a Thai commercial bank which has been authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency (i.e., an authorized agent). You may remit up to US$1,000,000 per year for the purchase of shares.

In addition, you will have to apply for approval of the remittance with the authorized agent by submitting a Foreign Exchange Transaction Form together with the following documents: (i) your stock option grant agreement, (ii) a copy of the 2005 Plan and related documents under which the stock option has been granted, (iii) evidence showing that your employer and the Company are part of the same company group, and (iv) an executed Certification in Remittance of Foreign Currency Abroad for Investment in Securities (the “Certification”). By executing the Certification, you agree to report the subsequent sale of the shares and to immediately remit the income from the sale of the shares to Thailand. If you fail to comply with the terms of the Certification, you may be subject to fines imposed by the Bank of Thailand.

Exercise and Sell (Cashless) Method.  If you exercise the new stock options using the exercise and sell (cashless) method (whereby no funds will be remitted out of Thailand), you do not have to submit a Foreign Exchange Transaction Form or be subject to any approval requirement. However, any proceeds of sale must be immediately repatriated back to Thailand; such proceeds must be converted into Thai Baht within 360 days of repatriation. In the event that the amount of the proceeds from the sale of shares is US$20,000 or above, you are required to complete and submit the Foreign Exchange Transaction Form to the authorized agent in order to report the inward remittance of the proceeds from the sale into Thailand.

If you do not comply with the above obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice and may also apply differently if you are not a Thai citizen, you should consult your legal advisor before exercising the new stock options or selling shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Thailand, and neither the Company nor your employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

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A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE PARTNERS

UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the exchange of eligible stock option grants and the new stock option grants pursuant to the Exchange Offer for eligible partners subject to tax in the United Kingdom (the “UK”). This discussion is based on the law in effect in the UK as of April 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible partners. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, you exercise the new stock options or when you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the UK, the information contained in this discussion may not be applicable to you.

As this discussion is general in nature, you are encouraged to seek appropriate professional advice as to how the tax or other laws in the UK apply to your specific situation.

TAX INFORMATION

UK Sub-Plan

Your stock option grants that are eligible for exchange pursuant to the Exchange Offer may have been granted to you under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan: Rules of the UK Sub-Plan (the “UK Sub-Plan”), which has been approved by the UK tax authorities and is intended to provide favorable income tax and national insurance contributions (“NICs”) treatment. The maximum aggregate value of stock options that may be granted to you under the UK Sub-Plan is £30,000, based on your aggregate holding and calculated using the fair market value of the underlying shares at the time of grant.

IMPORTANT NOTE:  If you choose to participate in the Exchange Offer and surrender existing eligible stock options that were granted under the UK Sub-Plan, your new stock options will not be granted under the UK Sub-Plan. Your new stock options will be granted under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “Plan”). The favorable income tax and NICs treatment mentioned above will not apply to the new stock options granted under the Plan. Your new stock options will be treated as unapproved for UK tax purposes.

The tax information provided in this disclosure only applies to the new stock options granted under the Plan pursuant to the Exchange Offer which are unapproved for UK tax purposes.

Stock Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options. For UK tax purposes, your new stock options are treated as though they had been granted on the same date as the stock options that you exchanged pursuant to the Exchange Offer.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

As explained above your new stock options granted pursuant to the Exchange Offer will be treated as unapproved options for UK tax purposes.

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Exercise and Hold (Cash) Method.  You will be subject to income tax and NICs on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Sell (Cashless) Method.  You will be subject to income tax and NICs on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares.  When you subsequently sell the shares acquired at exercise, you may be subject to capital gains tax. The taxable amount will be the difference (or spread) between the sale price and the fair market value of the shares at exercise, multiplied by the number of shares sold, less any fees (e.g., transaction fees).

A flat capital gains tax (“CGT”) rate of 18% now applies to all gains from the sale of shares after 5 April 2008. However, you will only be subject to CGT in any tax year if your capital gain exceeds your annual personal exemption (£9,600 for the tax year 6 April 2008 to 5 April 2009).

If you acquire shares, you may need to take into account the share-identification rules in calculating your capital gains tax liability. Please consult your personal tax advisor to determine how the share identification rules apply in your particular situation.

WITHHOLDING AND REPORTING

Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when you exercise the new stock options. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn system or by any other means set forth in your stock option grant acknowledgement.

Your employer is also required to report the grant and exercise of the new stock options, the acquisition of shares and the tax withheld on its annual returns filed with HMRC (which includes the Form 42 return).

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of the new stock options and the sale of your shares on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares.

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